EXHIBIT 10.2

SUMMARY OF MATERIAL TERMS OF CEO AGREEMENT

Company and Paul G Anderson (“CEO”) have agreed in principle to the following terms of employment, subject to negotiation and execution of a definitive agreement, to be effective as of September 1, 2005:

1.	Employer of record: FCStone, LLC

2.	Term: Three years until August 31, 2008, subject to termination by Company for cause and by CEO for good reason. Employment at will thereafter

3.	Position and Duties: President and Chief Executive Officer of FCStone, LLC and its parent company, FCStone Group, Inc. reporting to Board of Directors. CEO shall also serve as an officer of such other subsidiaries of FCStone Group, Inc., and shall have such other duties, as the Board may direct.

4.	Covenant Not to Compete: In force until August 31, 2008, during and after employment.

5.	Compensation and Benefits:

A.	Base Salary. CEO shall be paid a base salary of $350,000.00 per annum. CEO’s base salary shall be reviewed annually by the Board of Director’s and may be increased to fairly compensate CEO, but shall not be decreased during the three year term ending August 31, 2008.

B.	CEO Short-Term Incentive Bonus. CEO shall be eligible for an annual CEO Short-Term Incentive Bonus pursuant to Employer’s “Short-Term Incentive Plan,” to be modified to reflect current equity structure after conversion from cooperative.

C.	Executive Staff Long-Term Mutual Commitment/Deferred Compensation Plan. CEO shall be eligible for payment(s) pursuant to the terms of the “FCStone CEO Deferred Compensation Plan for Paul G. Anderson” that was previously adopted by the parties.

D.	Executive Staff Long-Term Incentive. CEO shall be eligible for payment(s) pursuant to Employer’s “Executive Staff Long-Term Incentive Plan” to be modified to reflect current equity structure after conversion from cooperative.

E.	Regular Fringe Benefits. CEO shall be eligible for such benefits as are from time to time provided to the Company’s executive employees, including health insurance, 401K plan, defined benefit pension plan, and disability insurance.

F	CEO Fringe Benefits: A company vehicle shall be provided to CEO. Personal use shall be permitted and accounted for under Employer’s regular policies. Employer shall pay the costs of membership to Des Moines Golf and Country Club, the National Country Club, Kansas City, and the Union League Club of Chicago. A medical examination will be provided to CEO at Employer’s expense every other year.

G.	Change of Control Agreement. CEO shall be entitled to severance payments pursuant to the terms of the Change of Control Plan adopted by Employer, with the term thereof modified so as to extend to August 31, 2008, or two years from date of change of control, whichever period is longer.

H.	Nonqualified Plan. CEO shall be included as a participant in the “FCStone Nonqualified Supplemental Defined Benefit Plan.”